Exhibit (j) (1)

                         CONSENT OF INDEPENDENT AUDITORS

The Shareholders and Board of Trustees of
The Travelers Series Trust:

We consent to the incorporation by reference, in this registration statement, to our report dated February 12, 2003, on the statement of assets and liabilities, including the schedule of investments, of the Merrill Lynch Large Cap Core Portfolio (the "Portfolio", formerly known as MFS Research Portfolio) of The Travelers Series Trust as of December 31, 2002, and the related statement of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended and from March 23, 1998 (commencement of operations) to December 31, 1998. The financial statements and financial highlights and our report thereon are included in the Annual Report of the Portfolio as filed on Form N-30D.

We also consent to the references to our firm under the heading "Financial Highlights" in the Prospectus and "Financial Statements" in the Statement of Additional Information.


                                                 /s/ KPMG LLP

New York, New York
November 17, 2003